Exhibit 99.2
March 10, 2020

Daniel Springer

Re: Amendment to Offer Letter

Dear Dan:
This letter amends your amended and restated offer letter (your “Offer Letter”) dated as of March 27, 2018 with DocuSign, Inc., a Delaware corporation (the “Company”), effective as of the date first set forth above (the “Effective Date”).
1.Amendment to Offer Letter. The section titled “Change in Control Benefits” in Attachment A to the Offer Letter is amended and restated in its entirety as follows, effective as of the Effective Date:
“Change in Control Benefits

~~In the event of a Change of Control, the vesting of each of your then-outstanding Company equity awards granted under any of the Company’s equity incentive plans (excluding any performance-vested awards) will accelerate as to fifty percent (50%) of any then-unvested shares subject to each such award as of immediately prior to the Change in Control, subject to your continued employment through the Change in Control. For clarity, any accelerated vesting that you become eligible to receive will apply to the latest vesting tranches first, so as to shorten the remaining vesting schedule.~~

~~In addition, in~~ In the event the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason (as defined below) during the Change in Control Period, provided such termination or resignation constitutes a Separation from Service, then subject to the Release Requirement and Return of Company Property Obligations, your continued compliance with the terms of this Agreement and your resignation from the Board, to be effective no later than your Separation from Service date (or such other date requested or permitted by the Board), the Company will provide you with the following severance benefits (the “Change in Control Severance Benefits”):

•The Cash Severance as provided above;

•The COBRA Severance as provided above, except that the maximum duration of any such COBRA Severance shall be twelve (12) months; and

•The vesting of each of your then-outstanding Company equity awards (excluding ~~the PSUs~~ any performance-vested awards) will accelerate in full. In order to accommodate this potential accelerated vesting, any
221 Main Street, Suite 1550, San Francisco, CA 94105

then-unvested Company equity awards will not terminate with respect to shares that have not vested as of your termination date until 3 months and one day after your termination date.

Notwithstanding anything to the contrary in the Plan or any equity award agreements, if unvested Company equity awards are not assumed by an acquirer in a Change in Control, your unvested equity awards (other than any performance-vested awards) shall accelerate in full prior to such Change in Control.”

2.No Other Changes. Except as specifically amended by Section 1 above, all terms and conditions of your Offer Letter shall remain in full force and effect.
3.Other Provisions. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this letter agreement shall not be construed against any party as the drafter. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original.
To indicate your acceptance of this letter agreement, please sign and date this letter agreement in the space provided below.

Sincerely,

DocuSign, Inc.

By: /s/ Blake Irving
Blake Irving
On behalf of the Board of Directors

ACCEPTED AND AGREED:

Daniel Springer

By: /s/ Daniel Springer
Date: March 10, 2020

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